UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2014

SMARTHEAT INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34246	98-0514768
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

A-1, 10, Street 7 Shenyang Economic and Technological Development Zone Shenyang, China	110141
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 24-2519-7699

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On September 18, 2014, the Audit Committee of the Board of Directors (the “Board”) of SmartHeat Inc. (the “Company”) concluded that the financial statements contained in the Company’s Annual Reports on Form 10-K for the fiscal year ended on December 31, 2013 and Quarterly Reports on Form 10-Q for the two months ended March 31, June 30, 2014 should no longer be relied upon.

As previously reported, over the approximately the past two years the Company has engaged in a restructuring process and has sought to obtain funds to provide, among other things, liquidity to the U.S. parent public company. The Company’s efforts culminated in the signing of an Equity Interest Purchase Agreement whereby the buyers agreed to purchase 40% of the Company’s equity interests in certain of its PHE segment for a purchase price of RMB 5,000,000, to be paid on or before December 31, 2013. The Company retained an option to repurchase the equity interests of the subsidiaries sold to the buyers at a purchase price of RMB 5,600,000 which terminated unexercised on February 28, 2014. The buyers exercised their option to purchase an additional 40% equity interest in certain subsidiaries in the PHE segment for an additional purchase price of RMB 6,000,000 on March 27, 2014. The Company has the option to require the buyers to purchase the remaining 20% equity interest for a purchase price of RMB 2,500,000.

The specific details of the transactions referenced above may be found in the Forms 8-K filed on September 30, 2013, October 15, 2013, January 3, 2014, April 1, 2014 and are incorporated by reference herein. They are available at www.sec.gov.

Notes 1 and 24 of Form 10-K of the Company for the fiscal period ended December 31, 2013, filed on April 15, 2014, provided the following:

“In December 2013, SmartHeat US parent incorporated SmartHeat Heat Exchange Equipment Co. (“Heat Exchange”) in China with register capital of $3.00 million for manufacturing and sale of PHE and PHE related products.

On December 30, 2013, the Company, closed the transaction contemplated by the Equity Interest Purchase Agreement dated October 10, 2013, whereby the buyers purchased 40% of the Company’s equity interests in the following PHE segment subsidiaries: SmartHeat Taiyu (Shenyang) Energy; SmartHeat Siping Beifang Energy Technology Co., Ltd.; SmartHeat (Shenyang Energy Equipment) Co. Ltd.; Hohot Ruicheng Technology Co., Ltd.; and Urumchi XinRui Technology Limited Liability Company (collectively, the “Target Companies”). The purchase price was RMB 5,000,000. Urumchi XinRui was 46% owned by SmartHeat US parent company.

The 40% equity interest sale of Taiyu, Siping, Shenyang Energy Equipment changes the parent company’s ownership interest while it retains controlling financial interest in the subsidiaries and is accounted for as an equity transaction (investments by owners and distributions to owners acting in their capacity as owners).  No gain or loss was recognized in consolidated net income or comprehensive income. The carrying amount of the non-controlling interest was adjusted to reflect the change in the parent’s ownership interest in the subsidiaries. Any difference between the fair value of the consideration received or paid and the amount by which the non-controlling interest is adjusted is recognized in equity attributable to the parent. The amount of difference recognized and allocated to non-controlling interest was $27.58 million including $4.86 million the carrying amount of accumulated other comprehensive income (ASC Topic: 810-10-45-23 & 24). The 40% equity interest sale of Ruicheng and Xinrui changes the parent’s ownership interest and the parent lost controlling interest; accordingly, an $842,491 loss was recognized from the sale.

The Company retains an option to repurchase the equity interests of the Target Companies from the buyers at a purchase price of RMB 5,600,000 which terminated on February 28, 2014 unexercised.  The buyers shall have the option to purchase an additional 40% equity interest in the Target Companies for an additional purchase price of RMB 6,000,000 which was exercised on March 27, 2014 subject to satisfaction of the terms set forth in the Equity Interest Purchase Agreement including, without limitation, requisite approval of the Company’s shareholders prior to completing the sale. In the event such approval is not obtained, the buyers may terminate the Equity Interest Purchase Agreement. Should the Company’s shareholders approve the sale, the Company has the option to require the Buyers to purchase the remaining 20% equity interest for a purchase price of RMB 2,500,000.

The Company retains an option to repurchase the equity interests of the Target Companies from the buyers at a purchase price of RMB 5,600,000 which terminates on February 28, 2014.  In the event the Company does not exercise its option to repurchase the equity interest, the buyers shall have the option to purchase an additional 40% equity interest in the Target Companies for an additional purchase price of RMB 6,000,000. In the event the buyers exercise their option to purchase the additional 40% equity interest, the Company will seek the approval of its shareholders prior to completing the sale. In the event such approval is not obtained, the buyers may terminate the Equity Interest Purchase Agreement. Should the buyers exercise their option to purchase the additional 40% equity interest, and the Company’s shareholders approve the sale, the Company has the option to require the Buyers to purchase the remaining 20% equity interest for a purchase price of RMB 2,500,000.  As of this report date, the Company did not exercise the option to repurchase the equity interest of the Target Companies.

The buyers consist of a group of 25 natural persons, all of whom are P.R.C. citizens, including Wen Sha, Jun Wang and Xudong Wang, managers of the Company’s subsidiaries engaged in the PHE segment of its business, and Huajuan Ai and Yingkai Wang, the Company’s Corporate Secretary and Acting Chief Accountant, respectively.  Huajuan Ai, Wen Sha, Jun Wang and Xudong Wang are also principals in Northtech Holdings Inc.

On March 27, 2014, SmartHeat Inc. received notice pursuant to the Equity Interest Purchase Agreement, dated October 10, 2013, whereby the buyers thereunder exercised their option to purchase an additional 40% of the equity interests in the following PHE segment subsidiaries from the Company: SmartHeat Taiyu (Shenyang) Energy; SmartHeat Siping Beifang Energy Technology Co., Ltd.; SmartHeat (Shenyang Energy Equipment) Co. Ltd.; Hohot Ruicheng Technology Co., Ltd.; and Urumchi XinRui Technology Limited Liability Company (collectively, the "Target Companies"). The closing of transaction will be scheduled to occur after satisfaction of the conditions set forth in the Equity Interest Purchase Agreement, including, without limitation, approval of the transaction by a majority of the Company's shareholders entitled to vote.”

The Notes to the Financial Statements are available in the Company’s Annual Report on Form 10-K filed on April 15, 2014 at www.sec.gov.

Although the conditions precedent to the closing of the sale of the controlling interest in the above referenced PHE segment subsidiaries have not yet been satisfied and notwithstanding the fact that there is no assurance that such conditions will be satisfied or that the sale will occur, the Board was advised by its auditors on September 10, 2014 that it would be appropriate to recognize the loss that the Company is expected to incur on the sale as an asset impairment occurring in 2013. The Board has been advised that recognition of this impairment requires a factual determination of when it became apparent to the Company that the value of the assets was impaired. In light of the events occurring in 2014, the Board has concluded that the value of the assets of the PHE segment subsidiaries being sold is impaired, and it is now apparent that such impairment existed prior to December 31, 2013. Accordingly, the Company's Audit Committee has recommended that the Company's financial statements for the year ended December 31, 2013, should be restated.  On September 18, the Company's Board of Directors approved a restatement of financial statements for the year ended December 31, 2013 and the amendment of the Company's Annual Report on Form 10-K to reflect this restatement.   By making this restatement, the Company addressed staff comments received from the Securities and Exchange Commission as part of the staff's review of the Company's Preliminary Proxy Statement on Schedule 14A and is able to put this matter behind it by recognizing this loss in 2013's financial results.  The financial results as reported in Company’s quarterly reports for the periods ended March 31, 2014 and June 30, 2014 (as filed with the SEC) will not change but respective consolidated unaudited balance sheets and consolidated statements of cash flows and related notes will be restated.

The Company intends to file as soon as practicable restated financial statements for the Restatement Period included or described in the Company’s previously filed Annual Reports on Form 10-K for the year ended December 31, 2013, Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2014. In addition, the Company intends to include in the Proxy Statement the restated financials, as applicable, for the Restatement Period.

The Audit Committee of the Company has discussed the matters disclosed in this Form 8-K pursuant to this Item 4.02(a) with the Company’s independent registered public accounting firm, Goldman, Kurland and Mohidin, LLP.

The Company has provided a copy of the disclosures it is making in response to this Item 4.02 to Goldman, Kurland and Mohidin, LLP, and has requested that Goldman, Kurland and Mohidin, LLP furnish a letter to the Company as promptly as possible addressed to the Commission stating if Goldman, Kurland and Mohidin, LLP agrees with the statements made by the Company in response to this Item 4.02 and, if not, stating the respects in which it does not agree.  The Company intends to file Goldman, Kurland and Mohidin, LLP’s response once it receives the response.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits

Exhibit	Description

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTHEAT INC.
(Registrant)
Date:	September 18, 2014	By:	/s/ Oliver Bialowons
		Name:	Oliver Bialowons
		Title:	President